Exhibit 16.1

February 15, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sirs/Madams:

We have read the Change in Independent Registered Public Accounting Firm disclosure regarding Owlet Baby Care Inc. appearing in the Registration Statement on Form S-4 of Sandbridge Acquisition Corporation to be dated on or about February 16, 2021, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs of the disclosure.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs of the disclosure.

We hereby consent to the filing of this letter as an exhibit on Form S-4.

Sincerely,

/s/ Tanner LLC